EXHIBIT 99.1

ISSUED: August 11, 2008

BEFORE THE PUBLIC UTILITY COMMISSION

OF OREGON

DR 10, UE 88, and UM 989

In the Matters of	)

The Application of Portland General Electric	)
Company for an Investigation into Least	)
Cost Plan Plant Retirement, (DR 10))
)
Revised Tariffs Schedules for Electric	)	RULING
Service in Oregon Filed by Portland	)
General Electric Company, (UE 88))
)
and	)
)
Portland General Electric Company's	)
Application for an Accounting Order and	)
for Order Approving Tariff Sheets	)
Implementing Rate Reduction. (UM 989))

DISPOSITION: REQUEST FOR ORAL ARGUMENT GRANTED; SCHEDULE MODIFIED

On August 4, 2008, Utility Reform Project, et al. (URP), submitted its reply brief in Phase III of this docket. URP included a request for oral argument in the brief, stating that oral argument is required because these remand proceedings qualify as a "major proceeding" under OAR 860-014-0023.

URP is correct that these remand proceedings meet the definition of a "major proceeding" under OAR 860-014-0023. URP, however, should have made this request for oral argument much earlier in these proceedings: "If a case is classified as a major proceeding, parties must schedule a date for oral argument before the Commission at the prehearing conference or as soon thereafter as possible." OAR 860-014-0023(4). Counsel for URP was present when the schedule for Phase III was established at a prehearing conference on March 12, 2008. URP did not request oral argument and supported the schedule ultimately adopted by the Administrative Law Judges.

We grant URP's request for oral argument despite the request's procedural shortcomings. Oral argument is scheduled in the Commission's Main Hearing Room at 9:30 a.m. on September 4, 2008.1

1 Due to the Commissioners' schedules and the lateness of URP's request, it was not possible to schedule oral argument in August.

If URP had requested oral argument earlier, we could have modified the procedural schedule to still allow issuance of a Commission decision in these proceedings by September 12, 2008. But given that URP's request was made at such a late date, the

Commission will be unable to fully consider the arguments made during the oral argument and still issue a decision by September 12. An order will now be issued by

September 30, 2008.

Dated this 11th day of August, 2008, at Salem, Oregon.

Michael Grant Chief Administrative Law Judge	Sarah Wallace Administrative Law Judge